Exhibit 10

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release ("Agreement") is entered into this 19th day of December, 2012 by and between THE PARK NATIONAL BANK, a national banking association (the "Bank"), and John W. Kozak (“Kozak”).

WHEREAS, Kozak has been employed by the Bank for many years, most recently in the capacities of Senior Vice President and Chief Financial Officer; and

WHEREAS, Kozak had previously announced his intention to retire effective in the Spring of 2013, as a result of which Kozak and the Bank created a succession plan to assure a smooth transition to a new Chief Financial Officer; and

WHEREAS, the Bank and Kozak have agreed that Kozak's departure from employment earlier than previously planned is in their mutual best interest and therefore have agreed that his separation from employment will be effective as of December 19, 2012; and

WHEREAS, the Bank and Kozak have further agreed to certain terms and conditions relating to Kozak's separation in order to assure both an amicable separation as well as a mutual understanding relating to future commitments and obligations between the parties as set forth herein; and

WHEREAS, Kozak acknowledges that the consideration received under the terms of this Agreement for the release and waiver contained in Paragraph 9 is in addition to any consideration the Bank is otherwise required to provide him, and Kozak further acknowledges that the Bank's obligations under this Agreement are contingent upon Kozak fulfilling his obligations under this Agreement;

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth below, the parties hereby acknowledge and agree as follows:

1.    Separation Date.    The parties agree that Kozak was separated from employment with the Bank by mutual agreement effective as of December 19, 2012 (the “Separation Date”).

2.    Separation Pay. (A) As consideration for Kozak's promises hereunder, the Bank agrees to provide Separation Pay to Kozak. Subject to Paragraph 2(B), below, such Separation Pay shall be in an amount equal to the base salary Kozak would have received had he continued active employment with the Bank through December 31, 2013. Such amount shall be computed on the basis of the base salary in effect for Kozak as of the Separation Date. The parties conclusively agree that the total gross amount of such Separation Pay shall be $414,455.00 and shall be subject to such withholding as required by law. Such Separation Pay shall be paid in bi-weekly installments in accordance with the Bank's regular payroll practices beginning on the first regular payday next following Kozak's separation from employment, provided the revocation period referenced in Paragraph 16 hereof has expired.

(B) Separation payments will cease immediately if: (1) prior to May 1, 2013, Kozak commences work, either directly or indirectly, as an officer, director, employee, consultant, partner, sole proprietor, or in any other capacity for (a) any entity in the financial services industry that competes with the Bank or its divisions or affiliates in any market in which the Bank or any of its divisions or affiliates maintains a branch or other facility or (b) any entity in the financial services industry that has a branch or other facility within twenty-five (25) miles of any branch or other facility operated by the Bank or any of its divisions or affiliates (such entities hereinafter collectively being referred to as a “Competing Bank”); or (2) Kozak at any time breaches any of his obligations under Paragraphs 10 through 14 hereof.

3.    Health Insurance. Kozak shall continue to be eligible to participate in the Bank's medical, dental and vision insurance/benefit programs through December 31, 2012. Thereafter, Kozak shall be entitled to elect to continue coverage in accordance with COBRA. Provided Kozak makes a timely election to continue benefit coverage in accordance with COBRA, the Bank agrees to reimburse Kozak for the full amount of the COBRA premium paid by Kozak for the elected coverage for a period not to extend beyond December 31, 2013. Kozak must notify the Bank immediately in the event he obtains medical insurance coverage from other employment.

4.    Split-Dollar Life Insurance Benefit. As consideration for Kozak's promises as set forth herein, the Bank agrees that the Board shall take action to maintain in place the existing split-dollar life insurance policy for Kozak by amending or waiving, as appropriate, the requirements that Kozak remain employed through age 62 and that he not be employed elsewhere.

5.    Other Benefits. Kozak's participation in all other benefit programs in which Bank employees are eligible to participate, including but not limited to group term life insurance and long-term disability benefits, will cease effective as of the Separation Date except as otherwise specified in this Agreement. Kozak's rights under retirement and equity-based plans in which Bank employees may participate, including but not limited to, the Park National Corporation Employee Stock Ownership Plan, the Park National Corporation Defined Benefit Pension Plan, the Amended and Restated Supplemental Executive Retirement Benefits Agreement between Kozak and Park National Corporation, the Park National Corporation 2005 Incentive Stock Option Plan, and the Park National Corporation Dividend Reinvestment Plan, shall be governed solely in accordance with the terms of such plans.

6.    Death Benefits. In the event Kozak dies prior to receipt of all payments due hereunder, Kozak's surviving spouse (or his estate if there is no surviving spouse) shall receive the amount of any payments remaining unpaid hereunder. Such amount, if any, may be paid, in the discretion of the Bank and subject to applicable law, in either semi-monthly installments or in a single lump sum.

7.    Final Payments, Benefits, Other Consideration. On the next regular payday following the Separation Date, Kozak shall receive final payment for time worked and services rendered through and including the Separation Date. The Bank agrees to pay Kozak for all earned but unused vacation, to be paid at the rate in effect for Kozak as of the Separation Date. Except as specifically provided in this Agreement, Kozak shall not be entitled to any other payment, benefits, bonuses, incentive compensation, or other consideration from the Bank.

8.    Reason for Termination/Unemployment Benefits. As part of the consideration supporting this Agreement, the Bank agrees that its records will indicate that Kozak was separated from employment by mutual agreement. In response to a request for separation information from the Ohio Department of Job and Family Services, the Bank will report all compensation and separation pay to be provided to Kozak and will report that he was separated by mutual agreement, the intent of the parties being that Kozak should be deemed eligible for unemployment compensation once payments hereunder are concluded.

9.    Release and Waiver. Kozak hereby releases and forever discharges the Bank and its parent company (Park National Corporation), divisions, subsidiaries and their respective affiliates, directors, officers, shareholders, employees, associates, agents, successors and assigns (the "Released Parties") from any and all claims or causes of action that Kozak had, has or may have, known or unknown, up to and including the date of execution of this Agreement, including all claims relating to Kozak's employment with and/or separation from the Bank, including but not limited to, any claims arising under the Age Discrimination in Employment Act (ADEA), as amended, or any claims for breach of express or implied contract, wrongful or retaliatory discharge, defamation or any other tort or other common law action, any claim to any form of compensation or benefits not specifically provided for in this Agreement, or any other claim arising under federal, state or local law. Kozak further agrees that Kozak will not bring a lawsuit against the Released Parties asserting any of the claims released herein. Kozak specifically waives any right to receive any benefit or remedy as a consequence of the filing of a charge of discrimination with the Equal Employment Opportunity Commission or other state fair employment practices agency.

10.    Non-disclosure. Kozak covenants and agrees that from the Separation Date until his execution of this Agreement, he has returned to the Bank all records, files, manuals, equipment, keys, or other property of the Bank or its divisions or affiliates that is or was in his possession or control. Kozak further agrees that as an express and integral condition of this Agreement, on or after the date of receipt of this Agreement, he will keep in strict confidence and will not, directly or indirectly, at any time disclose, furnish, disseminate, make available or use any trade secrets or confidential business or technical information of the Bank or its divisions or affiliates or their respective customers or potential customers (the “Confidential Information”), without limitation as to when or how Kozak may have acquired such information. Kozak agrees not to disclose the Confidential Information to any person, firm, or corporation without the express written authorization of the President or Chief Operating Officer of the Bank except as such disclosure may be required by applicable law. The Confidential Information shall include but not be limited to any business information or plans, financial information, or listing of names, addresses or telephone numbers, including information relating to customers or prospective customers, customer lists, contract information including terms, pricing and services provided, information received as a result of customer contacts, products and processing capabilities, methods of operation, business plans, financials or strategy, and agreements to which the Bank or its divisions or affiliates may be a party or any other information which is confidential under applicable state or federal law. Kozak specifically acknowledges that the Confidential Information, whether reduced to writing or maintained in his mind or memory and whether compiled by the Bank, by one of the Bank's divisions or affiliates, or by Kozak, derives independent economic value from not being readily known or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been put forth by the Bank and its divisions and affiliates to maintain the secrecy of such information, that such information is the sole property of the Bank and/or one of its divisions or affiliates, and that any retention and use of such information by Kozak shall constitute a misappropriation of the trade secrets of the Bank and/or one of its divisions or affiliates as well as a violation of his obligations under this Agreement.

11.    Non-disparagement. Kozak further covenants and agrees that from the time he receives this Agreement on December 19, 2012, and continuously thereafter, he has not and will not engage in any conduct or behavior whatsoever to derogate or disparage the Bank or its divisions or affiliates (or their respective directors, officers, agents, employees, associates or representatives), personally or professionally, in writing or orally, with respect to their past relationship or with respect to any aspect of the business of the Bank or its divisions or affiliates.

12.    Post-Employment Cooperation with the Bank. Kozak agrees that for an indefinite period following the Separation Date, he will provide his full cooperation to the Bank and its divisions and affiliates and their respective agents, representatives and attorneys, and consult with them as reasonably requested by the Bank on all regulatory and legal matters relating to his duties, responsibilities and activities while employed by the Bank. Kozak's duty hereunder shall include but not be limited to providing his full cooperation and truthful testimony on any litigation or regulatory matters for which the Bank seeks his involvement.

13. Non-Competition. Kozak agrees that as an express and integral condition of this Agreement, from the Separation Date through and including April 30, 2013, he will not work, either directly or indirectly, as an officer, director, employee, consultant, partner, sole proprietor, or in any other capacity for a Competing Bank. The Bank and Kozak recognize the above restrictions to be reasonable as to both duration and territorial extent. Kozak further agrees that he will not directly or indirectly solicit, divert, entice or take away any customers, business, patronage, or orders of the Bank or its divisions or affiliates, or attempt to do so, for the sale of any product or service that competes with a product or service offered by the Bank or its divisions or affiliates, nor will he accept or provide assistance in accepting of business, patronage or orders from customers or any potential customers of the Bank or its divisions or affiliates on behalf of any third party or otherwise for Kozak's benefit.

14.    Extension of Non-Compete Period. Kozak further agrees that in the event he violates any of the provisions of Paragraph 13 of this Agreement, the period referred to therein shall be extended to include after April 30, 2013 the period of time during which Kozak was in violation of the terms of this Agreement.

15.    Enforcement of Covenants. If the scope of any restrictions contained in Paragraph 13 is too broad to permit enforcement thereof to the fullest extent of such Paragraph, then such restrictions shall be enforced to the maximum extent permitted by law, and Kozak hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction. Kozak acknowledges and agrees that the remedy at law available to the Bank for any breach of any of Kozak's obligations under Paragraph 13 would be inadequate, and agrees and consents that temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision of any of said Paragraph, without the necessity of proof of actual damage.

16.    Acknowledgement/Revocation. Kozak acknowledges: (a) receipt of this Agreement on December 19, 2012; (b) that Kozak has been advised in writing to consult with an attorney before signing this document; (c) that Kozak has a full 21 days from receipt of this document to consider whether to accept or reject this Agreement; (d) that Kozak may, at his option, sign this Agreement prior to the end of such 21 day period but is not required to do so; (e) that Kozak understands that he has seven days following the signing of this Agreement to revoke the Agreement, in which case the Agreement shall not become effective or enforceable; (f) that Kozak understands that he is giving up certain rights; and (g) that Kozak is voluntarily and knowingly entering into this Agreement.

17.    Pre-Clearance Procedures.  During the period beginning on the Separation Date through January 31, 2013, Kozak, as well as family members who reside with him and family members whose transactions in securities of Park National Corporation (“Park”) are directed by or influenced or controlled by him (collectively referred to as “Family Members”) , may not engage in any transaction in the securities of Park without first obtaining pre-clearance of the transaction from the President of Park or the Chief Financial Officer of Park or the Chief Accounting Officer of Park (each, a “Pre-Clearance Officer”).  A request for pre-clearance must be submitted at least two business days in advance of the proposed transaction.  No Pre-Clearance Officer is under an obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction.  If Kozak seeks pre-clearance and permission to engage in the transaction is denied, then he (or his Family Member, as appropriate) must refrain from initiating any transaction in securities of Park, and must not inform any other person of the restriction.  If a transaction is not completed within five business days after advance clearance is obtained, a second advance clearance must be obtained before the transaction can be completed.

18.    Confidentiality. Kozak agrees that the terms of this Agreement and all discussions concerning this Agreement shall be kept confidential to the fullest extent permitted by applicable law, and that he shall not disclose same to any person except to Kozak's spouse, financial advisor and counsel, except as may be required by applicable law. Kozak further agrees that Kozak will instruct all such individuals identified in the immediately preceding sentence of their obligation to keep such information confidential, except as required by law.

19.    Entire Agreement - Damages Upon Breach. This Agreement expresses the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes any prior agreements or understandings, written or oral, with respect to such subject matter, except with respect to the plans and programs identified in Paragraphs 3, 4, and 5 of this Agreement, or as otherwise specified herein. Any party who breaches this Agreement shall be responsible for attorney fees and costs incurred by the other party in addition to any other damages incurred by said party as a result of the breach of this Agreement and/or any litigation arising therefrom.

20.    Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Ohio, without regard to its conflict of law principles.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the respective dates below indicated.

/s/ John W. Kozak
JOHN W. KOZAK

SWORE TO BEFORE ME and subscribed in my presence this 24 day of December, 2012.

/s/ Elaine Post
Notary Public

THE PARK NATIONAL BANK

By:    /s/ C. Daniel DeLawder

Its:    Chairman and CEO

Date:    December 24, 2012

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